SUB-ADVISORY AGREEMENT

This Agreement (“Agreement”) is made as of September 1, 2013 (the “Effective Date”) between Altegris Advisors, LLC (the “Adviser”) and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”).

WHEREAS, Northern Lights Fund Trust, a Delaware statutory trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust (the “Advisory Agreement”), as of September 1, 2013, pursuant to which the Adviser acts as investment adviser to each separate series of the Trust (each a Fund, and collectively, the “Funds”) as set forth on Schedule A attached hereto; and

WHEREAS, the Adviser, with the approval of the Board of Trustees of the Trust and, if required, the shareholders of each Fund, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of each Fund, and the Sub-Adviser is willing to render such investment advisory services; and

WHEREAS, it is the intention of the parties that this Agreement be treated as a separate agreement in respect to each Fund, each a separate series of the Trust to which the Adviser acts as investment adviser pursuant to an Advisory Agreement and to which the Sub-Adviser will provide services as set out in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.

Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with each Fund’s investment objectives, policies and restrictions as stated each Fund’s respective prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and any additional investment guidelines as described in sub-paragraph (a) subject to the following:

(a)

The Sub-Adviser shall manage the Assets in accordance with the policies and restrictions set forth in the Prospectus as well as any additional guidelines, restrictions, conditions and limitations provided in writing by the Adviser to the Sub-Adviser (collectively, the “Investment Guidelines”). The Investment Guidelines are subject to periodic review and update. The Sub-Adviser will participate in periodic conference calls with the Adviser to review and update the Investment Guidelines.

(b)

Subject to the terms of the Prospectus, as well as the Investment Guidelines as provided in subparagraph (a), as amended from time to time, the Sub-Adviser shall, in its discretion and without prior consultation with the Adviser determine from time to time what Assets will be purchased, retained or sold by each Fund, and what portion of the Assets will be invested or held uninvested in cash.

(c)

In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal laws and regulations, as each is amended from time to time.

(d)

The Sub-Adviser shall select brokers and dealers to effect all portfolio transactions subject to the requirements of the following sentence.  In executing transactions for each Fund and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser is authorized to consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)).  Consistent with Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a  Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser or its affiliates to its discretionary clients, including the Funds.  In no instance will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act. When selecting brokers and dealers to effect portfolio transactions, the Sub-Adviser will not consider the sale of shares in the Funds by such brokers or dealers.

To the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Funds (including, but not limited to, the identity and market value of the Funds), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Funds in accordance with the terms of this Agreement.

(e)

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser required by Rule 31a-1 under the 1940 Act.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Funds’ or the Adviser’s request, provided, however, that the Sub-Adviser may retain a copy of such records.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act.

(f)

The Sub-Adviser shall provide the Funds’ custodian on each business day with information relating to all transactions concerning each Fund’s Assets and shall provide the Adviser with such information upon request of the Adviser.

(g)

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser and its affiliates shall be free to render similar services to others, including other investment companies and accounts following the same investment strategy as any of the Funds. The Adviser agrees that Sub- Adviser may give advice and take action with respect to any of its other clients, which may differ from advice given or the timing or nature of action taken with respect to the Funds. It is Sub-Adviser's policy, to the extent practicable, to allocate investment opportunities among clients over a period of time on a fair and equitable basis. It is understood that Sub-Adviser shall not have any obligations to purchase or sell, or to recommend for purchase or sale, by the Funds any security that Sub-Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of Sub-Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Funds. Adviser acknowledges and agrees that Sub-Adviser and its affiliates may make different investment decisions with respect to each of its clients or for its own account, and that such fact shall not be relied upon by Adviser or any of its agents or representatives as evidence of a breach of Sub-Adviser's duties hereunder.

(h)

The Sub-Adviser shall vote all proxies in relation to the securities held as Assets in each Fund in accordance with the Sub-Adviser’s proxy voting policies in effect from time to time. The Adviser agrees to instruct each Fund’s custodian and other parties providing services to each Fund to promptly forward all proxy materials and related shareholder communications to the designee provided by the Sub-Adviser promptly upon receipt.

(i)

Adviser acknowledges and agrees that (A) each Fund’s custodian is responsible for advising or taking action, including filing proof of claim forms, on behalf of the Funds in any legal proceedings, including bankruptcies or class actions, involving Assets held in or formerly held in the Funds or the issuers of those securities and B) Sub-Adviser will not be required to advise or take any action on behalf of the Funds in any such legal proceedings.

(j)

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Funds or with the sub-adviser to a portfolio that is under common control with the Funds concerning a Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.  The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets.

(k)

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of one or more Funds as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, but shall not be required to, aggregate the order for securities to be sold or purchased.  In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable to each entity.

2.

Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)

The Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)

By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)

Prospectus of each Fund; and

(d)

Policies and procedures of the Trust that govern the Sub-Adviser’s management of the Assets of each Fund under this Agreement (as in effect on the date of this Agreement and as are amended from time to time).

3.

Confidential Treatment.  It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by each Fund and the Adviser as confidential and for use only by the Adviser and each Fund.  Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and each Fund will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any Fund’s portfolio holdings information that identifies such portfolio holdings as part of the Assets for a period of at least 60 days after month end, except that a Fund’s top 10 holdings may be disclosed 30 days after month end. In addition, the Adviser or a Fund may disclose, earlier than 60 days after month end, a list of the Assets identified as part of the Fund to certain third parties who have entered into a confidentiality agreement with the Fund.

4.

Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser a sub-advisory fee in the manner and at the rate specified in Schedule B which is attached hereto and made part of this Agreement.

5.

Limitation on Sub-Adviser’s Obligations & Liability.

(a)

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Adviser or the Funds for any act or omission in the course of, or connected with, rendering services hereunder.

(b)     Sub- Adviser does not guarantee the future performance of the Assets or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser's overall management of the Assets. The Adviser understands that investment decisions made for the Funds by Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  Sub-Adviser will manage only the Assets and in making investment decisions for the Funds, Sub-Adviser will not consider any other securities, cash or other investments owned by the Funds.

(c)

Neither the Adviser nor the Sub-Adviser shall be liable for special, consequential or incidental damages.

6.

Indemnification.

(a) The Sub-Adviser agrees to indemnify the Adviser for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser may become subject (“Losses”) as a direct result of Sub-Adviser’s willful  misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

(b) The Adviser agrees to indemnify the Sub-Adviser for, and hold it harmless against, any and all Losses to which the Sub-Adviser may become subject as a direct result of this Agreement or Sub-Adviser’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses that resulted from Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

7.

Duration and Termination.  This Agreement shall become effective as to each Fund listed on Schedule A as of the Effective Date.

This Agreement shall continue in effect for a period of more than two years from the Effective Date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to each Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on not more than 60 days’ written notice to the Adviser.  This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement.  As used in this Paragraph 7, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.

Compliance Program of the Sub-Adviser.  The Sub-Adviser hereby represents and warrants that in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act (the policies and procedures referred to in this Paragraph 9(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

9.

Reporting of Compliance Matters.  The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act.  The Sub-Adviser shall make its officers and employees available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to review the Sub-Adviser’s Compliance Program and its adherence thereto.

10.

Delegation to Third Parties. Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub- Adviser may provide information about the Funds to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement.

11.

Force Majeure. The Sub-Adviser shall not be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the Sub-Adviser and could not have been reasonably prevented by the Sub-Adviser through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

12.

Disclosure.  Neither the Funds nor the Adviser shall, without the prior written consent of the Sub-Adviser, make representations regarding or reference to the Sub-Adviser or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials. Nor shall the Sub-Adviser, without the prior written consent of the Adviser, make representations regarding or reference to the Adviser or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials.

13.

Governing Law.  This Agreement shall be governed by the internal laws of the State of New York, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

14.

Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15.

Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Altegris Advisors, LLC 1200 Prospect St. Ste. 550 La Jolla, CA 92037 Attention: Legal Department

To the Sub-Adviser at:	J. P. Morgan Investment Management Inc. 270 Park Avenue New York, NY 10017 Attention: Funds - Legal

16.

Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the Effective Date first written above.

Altegris Advisors, LLC	J.P. Morgan Investment Management Inc.

By: /s/ Ken McGuire	By: /s/ Scott Mortiz
Name: Ken McGuire	Name: Scott Moritz
Title: Chief Operating Officer	Title: Vice President

  Schedule A

 Funds

Altegris Macro Strategy Fund

Altegris Managed Futures Strategy Fund

Schedule B

Investment Guidelines for Funds

“Permitted Investments" means any of the following investments:

(i)

Marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury;

(ii)

Marketable debt securities, issued by U. S. Government-sponsored enterprises, U. S. Federal agencies, and U. S. Federal financing banks;

(iii)

Certificates of Deposit, Time Deposits, and Bankers Acceptances of any bank or trust company incorporated under the laws of the United States, inclusive of U.S. subsidiaries and branches of foreign banks (i.e., Yankee CDs) and offshore branches of US banks (i.e., Euro CDs/TDs), provided that, at the date of acquisition, such investment, and/or the commercial paper or other short term debt obligation of such bank or trust company has a short-term credit rating or ratings from Moody’s and/or S&P, each at least P-1 or A-1 with security maturity of 30 days or less;

(iv)

Commercial paper of any corporation incorporated under the laws of the United States, inclusive of US subsidiaries and branches of foreign banks and asset backed commercial paper (“ABCP”), which on the date of acquisition is rated by Moody’s and/or S&P, provided each such credit rating is at least P-1 and/or A-1 with security maturity of 30 days or less.  Structured investment vehicles (SIVs) and extendable commercial notes (ECNs) are strictly prohibited.

(v)

Repurchase obligations with a term of not more than one day (overnight), 102 percent collateralized, for underlying securities of the types described clauses (i) and (ii), entered into with any bank or trust company meeting the requirements specified in clause (iii); and Primary Government Securities Dealers reporting to the Government Securities Dealers Statistics Unit of the Federal Reserve Bank of New York (i.e., Tri-Party Repo);

(vi)

All rating requirements and/or percentage restrictions are based on the time of purchase; and

(vii)

The invested Portfolio is restricted to having:

1) at least 50% of the portfolio with maturities of 30 days or less,

2) maximum maturity of 2 years for any single issue,

3) maximum per issuer of 5% with the exception of underlying securities of the types described in clauses (i) and (ii) above,

4) maximum per issuer to not exceed 5% of such issuer’s total outstanding issuance,

5) no more than 50% in commercial paper as described in clause (iv) above,

6) no more than 10% in repurchase agreements as described in clause (v) above

7) a maximum of 15% invested in Yankee CDs

8) a maximum of 10% invested in ABCP securities

(viii)

JPMIM will conduct independent securities research and analysis for all invested securities in the Portfolio in addition to reviewing credit ratings from Moody’s and/or S&P; and

(ix)

The invested Portfolio will not utilize leverage

(x)

Note:  If at any time due to contributions and withdrawals, fluctuations in market prices, abnormal market conditions or any other reason outside the control of the Investment Advisor, there shall be a deviation from the specific guidelines described herein, the Investment Advisor shall not be in breach of these guidelines so long as it takes such actions over such reasonable period of time as the Investment Advisor determines are prudent and in the best interests of the Client to return the investments of the Partnership Account to compliance with these guidelines. Alternatively, if the Investment Advisor determines it is in the best interests of the Client not to return the Partnership Account to compliance with the guidelines, the Investment Advisor may make a written recommendation to the Client on guideline revisions or other appropriate response to the deviation and the Investment Advisor shall be entitled to implement its recommendation, and shall not be in breach of these guidelines, unless the Client directs the Investment Advisor to the contrary within a reasonable time.

Schedule C

Pursuant to Paragraph 4, the Adviser, not the Funds, shall pay the Sub-Adviser compensation at an annual rate as follows:

Fees. For all services under this Agreement, Adviser shall pay Sub-Adviser for its services in arrears on a quarterly basis according to the following flat fee schedule of annualized fees.  All of the Assets under management by Sub-Adviser for each Fund pursuant to this Agreement, and all of the assets managed by Sub-Adviser for each “Partnership Account” (as defined below), shall be combined to determine the appropriate fee level, then prorated to the specific Partnership Account or Fund, as applicable.  “Partnership Account” shall have the meaning as set forth in the Investment Management Agreement entered into between the Sub-Adviser and Altegris Portfolio Management, Inc., (dba “Altegris Funds”), an affiliate of the Adviser, dated as of April 28, 2011.

Dollar Value of Assets in Fund and Partnership Accounts	Annualized Fee
Less than $100 million	.15%
Greater than or Equal to $100 million and Less than $200 million	.13%
Greater than or Equal to $200 million and Less than $500 million	.10%
Greater than or Equal to $500 million and Less than $1 billion	.08%
Greater than or Equal to $1 billion	.06%

The market value for calculating the fee will be based on the daily weighted average of all of the Assets of each Fund and the assets for each Partnership Account accounts during the billing period.